Exhibit 99.1

NEWS RELEASE

PHH Corporation Announces Final Exchange Ratio for its Offer to Exchange its 6.00% Convertible Senior Notes Due 2017

Mount Laurel, NJ — June 15, 2015 — PHH Corporation (NYSE: PHH) (“PHH”, or “we”) today announced that it has determined the final exchange ratio (the “Exchange Ratio”) in connection with its previously announced offer to exchange (the “Offer”) any and all of its 6.00% Convertible Senior Notes Due 2017 (the “Notes”).

In accordance with the terms of the Offer as set forth in PHH’s Offer to Exchange, dated May 6, 2015, as amended (the “Offer to Exchange”) and related Letter of Transmittal, filed with the Securities and Exchange Commission (the “SEC”) as exhibits to PHH’s Schedule TO on May 6, 2015, PHH determined that the Exchange Ratio for the Offer is 41.4611 shares of PHH common stock for each $1,000 principal amount of Notes accepted for exchange.

The total number of shares of common stock issuable for each $1,000 principal amount of Notes accepted for exchange is equal to the sum of the daily settlement amounts for each trading day during the twenty five trading days ending on, and including, June 15, 2015, being the expiration date for the Offer. The daily settlement amount for each trading day is equal to the quotient of: (a) 1/25 multiplied by (b) (i) 78.2014 shares of PHH common stock multiplied by the weighted average trading price of PHH common stock on such trading day, minus (ii) 1,000, divided by (c) such weighted average trading price of PHH common stock. The mandatory extension of the Offer provided for under the Offer documents did not apply as the Exchange Ratio is lower than 42.4871, the maximum number of shares of PHH common stock that may be issued per $1,000 principal amount of Notes in the Offer.

The Offer is scheduled to expire at 11:59 p.m., New York City time, on Monday, June 15, 2015, unless extended or earlier terminated, and is expected to settle on or about Thursday, June 18, 2015. To receive the offer consideration, holders must validly tender and not withdraw their Notes prior to the expiration of the Offer.

The Offer is being made pursuant to an Offer to Exchange and related documents.  The completion of the Offer is subject to conditions described in the Offer documents. Subject to applicable law, PHH may waive the conditions applicable to the Offer or extend, terminate or otherwise amend the Offer. The Offer is not contingent upon any minimum tender of Notes.

Citigroup is acting as PHH’s sole financial advisor in connection with the Offer. Citigroup has not been retained to, and will not, solicit acceptances of the Offer or make any recommendations with respect thereto.

This press release is not an offer to exchange, or a solicitation of an offer to exchange, any Notes. The Offer is being made only on the terms and subject to the conditions described in the Offer to Exchange and related documents, distributed to holders of Notes, who are advised to read such documents because they contain important information. Copies of the Offer to Exchange and related documents have been filed with the Securities and Exchange Commission as exhibits to the Schedule TO and are available for free at the Securities and Exchange Commission’s web site at www.sec.gov.

Holders of Notes may address questions about the Offer or make requests for copies of the Offer to Exchange and related documents for free to Global Bondholder Services Corporation, the information agent for the Offer, by calling (212) 430-3774.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States. PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Rob Crowl

robert.crowl@phh.com

(856)-917-7118

Media

Dico Akseraylian

dico.akseraylian@phh.com

(856)-917-0066